EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Senesco Technologies, Inc. of our report dated September 28, 2012, relating to the audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Senesco Technologies, Inc. for the year ended June 30, 2012.

/s/ McGladrey LLP

New York, New York

March 8, 2013